Exhibit 10.1

$60,000,000
AMENDED AND RESTATED
CREDIT AGREEMENT
among
PARKER DRILLING COMPANY,
as Borrower
The Several Lenders
from Time to Time Parties Hereto
LEHMAN BROTHERS INC.,
as Sole Advisor, Sole Lead Arranger and Sole Bookrunner
BANK OF AMERICA, N.A.,
as Syndication Agent
and
LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent
Dated as of September 20, 2007

i

ANNEXES:

A	Pricing Grid
B	Existing Letters of Credit
C	Existing Control Agreements
SCHEDULES:

1.1	Borrowing Base Provisions
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries; Capital Stock
4.17	Environmental Matters
4.19	UCC Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.5(j)	Dispositions
EXHIBITS:

A	Form of Acknowledgment and Confirmation of Security Documents
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Acceptance
E-1	Form of Legal Opinion of Bracewell & Giuliani LLP
E-2	Form of Legal Opinion of General Counsel of the Borrower
F	Form of Note
G	Form of Borrowing Base Certificate
H	Form of Exemption Certificate
I	Form of Lender Addendum
J	Form of Borrowing Notice

          CREDIT AGREEMENT, dated as of September 20, 2007, among PARKER DRILLING COMPANY, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC., as sole advisor, sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).
WITNESSETH:
          WHEREAS, the Borrower entered into a Credit Agreement, dated as of December 20, 2004 (as previously amended, the “Existing Credit Agreement”), with Lehman Commercial Paper Inc., as administrative agent, the financial institutions parties thereto as lenders and certain other parties;
          WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions precedent set forth in Section 5.1 hereof; and
          WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder;
          NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that on the Restatement Effective Date (as defined below) the Existing Credit Agreement shall be amended and restated in its entirety as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “Accounts”: as defined in Schedule 1.1.
          “ACH Transactions”: any cash management or related services including controlled disbursement accounts and the automated clearinghouse transfer of funds by any Lender for the account of the Borrower or any of its Subsidiaries pursuant to agreement or overdrafts.
          “Acknowledgment and Confirmation”: the Acknowledgment and Confirmation of Security Documents to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

          “Adjustment Date”: as defined in the Pricing Grid.
          “Administrative Agent”: as defined in the preamble hereto.
          “Advance Rate”: as defined in Schedule 1.1.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the Syndication Agent and the Administrative Agent.
          “Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.
          “Applicable Margin”: (a) in the case of Base Rate Loans, 1.50%, and (b) in the case of Eurodollar Loans, 2.50%; provided, that on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin for each Type of Loan will be determined pursuant to the Pricing Grid.
          “Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.
          “Arranger”: as defined in the preamble hereto.
          “Assignee”: as defined in Section 10.6(c).
          “Assignor”: as defined in Section 10.6(c).
          “Available Commitment”: with respect to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Extensions of Credit then outstanding.
          “Bank Products”: all (a) ACH Transactions and credit card facilities extended to the Borrower or any of its Subsidiaries by any Lender (or any Affiliate of any Lender in reliance on such Lender’s agreement to indemnify such Affiliate), and any instruments governing any of the foregoing and (b) Specified Hedge Agreements.
          “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable publicly available page as may, in the reasonable opinion of the Administrative Agent after notice to the Borrower, replace such page for the purpose of displaying such rate if such rate no longer appears on the British Bankers Association Telerate Page 5), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.
          “Benefitted Lender”: as defined in Section 10.7.
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: as defined in the preamble hereto.
          “Borrowing Base”: as defined in Schedule 1.1.
          “Borrowing Base Certificate”: a borrowing base certificate substantially in the form of Exhibit G, as the same may be modified from time to time as agreed by the Borrower and the Administrative Agent.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
          “Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit J, delivered to the Administrative Agent.
          “Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; and (h) shares of the Nations Cash Reserves fund for which an affiliate of Bank of America, N.A. provides investment advisory services.
          “Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Borrower; (b) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (c) a Specified Change of Control.
          “Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date shall be not later than September 20, 2007.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Commitment”: as to any Lender, the obligation of such Lender to make Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Total Commitments is $60,000,000.
          “Commitment Fee Rate”: 1/2 of 1% per annum.
          “Commitment Period”: the period from and including the Closing Date to the Termination Date.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.
          “Concentration Account”: one or more bank accounts maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, into which proceeds of Collateral shall be transferred from other accounts maintained by the Borrower and the Subsidiary Guarantors, in the event that the Administrative Agent requires such transfer during the existence of an Event of Default.
          “Consolidated Current Assets”: of any Person at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.
          “Consolidated Current Liabilities”: of any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, but excluding, with respect to the Borrower, (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b), without duplication, all Indebtedness consisting of Loans, to the extent otherwise included therein.
          “Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), to the extent such additions are found to be acceptable by the Administrative Agent, acting reasonably, and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-

recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), to the extent such deductions are found to be acceptable by the Administrative Agent, acting reasonably, (c) any other non-cash income, all as determined on a consolidated basis and (d) the amount of any cash expenditures during such period in respect of items that were added as non-cash charges in determining Consolidated EBITDA for a prior period.
          “Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (b) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period.
          “Consolidated Interest Expense”: of any Person for any period, total interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
          “Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period; provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period, (i) the Consolidated EBITDA of any Person acquired by the Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent and (ii) the Consolidated EBITDA of any Person Disposed of by the Borrower or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).
          “Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
          “Consolidated Senior Secured Debt”: all Consolidated Total Debt that is secured by a Lien on any Property.
          “Consolidated Senior Secured Leverage Ratio”: as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period.
          “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (other than Indebtedness of the type described in clause (f) of the definition of “Indebtedness”), determined on a consolidated basis in accordance with GAAP.
          “Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets of the Borrower on such date less (b) Consolidated Current Liabilities of the Borrower on such date.
          “Continuing Directors”: the directors of the Borrower on the Closing Date and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
          “Control Agreement”: (i) the Existing Control Agreements listed on Annex C hereto and (ii) in respect of each account identified as provided in Section 6.10(a), a Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, pursuant to which (a) the Borrower or the Subsidiary Guarantor, as the case may be, that is the owner of such account irrevocably instructs the bank or securities intermediary that maintains such account that such bank or securities intermediary shall follow the instructions or entitlement orders, as the case may be, of the Administrative Agent without further consent of the Borrower or such Subsidiary Guarantor and (b) the Administrative Agent agrees that it will not give any instructions or entitlement orders, as the case may be, in respect of such account unless an Event of Default has occurred and is continuing. Each Control Agreement shall contain such other terms as shall be customary for agreements of such type.
          “Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Convertible Notes”: the $125,000,000 aggregate principal amount of convertible notes of the Borrower issued pursuant to the Convertible Notes Indenture.
          “Convertible Notes Indenture”: the Indenture, dated as of July 5, 2007, in respect of the Convertible Notes, together with all instruments and other agreements entered into by the Borrower or its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.7.
          “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Derivatives Counterparty”: as defined in Section 7.6.
          “Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Dollars” and “$”: lawful currency of the United States of America.
          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.
          “Eligible Accounts Receivable”: as defined in Schedule 1.1.
          “Eligible Rental Equipment”: as defined in Schedule 1.1.
          “Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.
          “Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.
          “Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Excess Credit Availability”: at any time, the amount, determined by the Administrative Agent at such time, equal to the lesser of (a) the Borrowing Base minus the Total Extensions of Credit and (b) the Total Commitments minus the Total Extensions of Credit.
          “Excluded Subsidiaries”: (a) Parker Drilling Investment Company, an Oklahoma corporation, (b) PKD Sales Corporation, an Oklahoma corporation, (b) any Foreign Subsidiary and (c) any Domestic Subsidiary owned by any Foreign Subsidiary; provided, that a Subsidiary shall cease to be an Excluded Subsidiary if either (y) it provides a guaranty of the obligations under any Indenture or (z) in the case of each of Parker Drilling Investment Company and PKD Sales Corporation, it ceases to be an “Unrestricted Subsidiary” under the Indentures.
          “Existing Credit Agreement”: as defined in the recitals hereto.
          “Existing Issuing Lender”: Bank of America, N.A.
          “Existing Letters of Credit”: the letters of credit described in Annex B.

          “Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender’s Percentage of the L/C Obligations then outstanding.
          “Facility”: the Commitments and the Loans made thereunder.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “FQ1”, “FQ2”, “FQ3”, and “FQ4”: when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of such fiscal year of the Borrower. (e.g., FQ4 2007 means the fourth fiscal quarter of the Borrower’s 2007 fiscal year, which ends December 31, 2007).
          “Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section.
          “Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of December 20, 2004, entered into by the Borrower and each Subsidiary Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as the same may be amended, supplemented or otherwise modified from time to time.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies. For avoidance of doubt, Hedge Agreements shall include any interest rate swap or similar agreement that provides for the payment by the Borrower or any of its Subsidiaries of (i) amounts based upon a floating rate in exchange for receipt by the Borrower or such Subsidiary of amounts based upon a fixed rate or (ii) amounts based upon a fixed rate in exchange for receipt the Borrower or such Subsidiary of amounts based upon a floating rate.
          “High Strikes Agreements”: as defined on Schedule 4.15.
          “Immaterial Account”: any account in which the aggregate amount on deposit (or, in the case of any securities account, the total fair market value of all securities held in such account) does not at any time exceed $25,000.
          “Immaterial Subsidiary”: any Subsidiary designated by the Borrower, by written notice to the Administrative Agent, as an “Immaterial Subsidiary”; provided, that (a) no Subsidiary may be so designated unless such Subsidiary (i) had assets having an aggregate book value, as of the end of the fiscal year most recently ended, not exceeding $1,000,000 and (ii) had Consolidated Net Income not exceeding $1,000,000 for such fiscal year and (b) any Subsidiary shall automatically cease to be an Immaterial Subsidiary if at the end of any subsequent fiscal year such Subsidiary would not meet the requirements set forth in the foregoing clause (a).
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such

Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value (other than through the issuance of common stock of such Person) any Capital Stock of such Person, other than any such obligations the payment of which would be permitted by Section 7.6(c) or (d), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements.
          “Indemnified Liabilities”: as defined in Section 10.5.
          “Indemnitee”: as defined in Section 10.5.
          “Indentures”: the collective reference to the Convertible Notes Indenture, the Senior Notes Indenture and the Senior Floating Rate Notes Indenture.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Eurodollar Loan, the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(2) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date; and
(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
          “Investment”: with respect to any Person, any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase of any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or any other investment in, any other Person.
          “ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
          “Issuing Lender”: (a) in respect of the Existing Letters of Credit only, the Existing Issuing Lender and (b) in respect of each Letter of Credit issued hereunder on or after the Closing Date, Bank of America, N.A. and any Lender from time to time designated by the Borrower as an Issuing Lender with the consent of such Lender and the Administrative Agent.
          “L/C Commitment”: $60,000,000.
          “L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Commitment Period.
          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. For purposes of computing the undrawn amount of any Letter of Credit, such amount shall be determined in accordance with Section 3.12. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be undrawn, unexpired and outstanding in the amount so remaining available to be drawn.

          “L/C Participants”: with respect to any Letter of Credit, the collective reference to all Lenders other than the Issuing Lender that issued such letter of Credit.
          “Lehman Entity”: any of Lehman Commercial Paper Inc. or any of its affiliates (including Syndicated Loan Funding Trust).
          “Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.17.
          “Lenders”: as defined in the preamble hereto.
          “Letters of Credit”: as defined in Section 3.1(a).
          “Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan Documents”: this Agreement, the Security Documents, the Applications and the Notes.
          “Loan”: as defined in Section 2.1.
          “Loan Parties”: the Borrower and each Subsidiary Guarantor.
          “Lockbox Agreement”: in respect of each lockbox account, and related lockbox and collection account, an agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, pursuant to which the bank that maintains such account and the Borrower or the Subsidiary Guarantor, as the case may be, that is the named owner of such account shall agree with the Administrative Agent (a) that such lockbox and accounts shall be used solely for the collection and deposit of proceeds of Collateral, (b) that, upon notice from the Administrative Agent, such bank shall transfer at the end of each business day all collected funds in any such account to a Concentration Account and (c) the Administrative Agent agrees that it will not give the notice described in the foregoing clause (b) unless an Event of Default has occurred and is continuing. Each Lockbox Agreement shall contain such other terms as shall be customary for agreements of such type.
          “Material Adverse Effect”: a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of any material provision of this Agreement or any of the other Loan Documents or the material rights or remedies of the Agents or the Lenders hereunder or thereunder.
          “Material Subsidiary”: each Domestic Subsidiary that is not an Immaterial Subsidiary.

          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.
          “Maximum Rate”: as defined in Section 10.18.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds”: in connection with any issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
          “Non-Excluded Taxes”: as defined in Section 2.16(a).
          “Non-U.S. Lender”: as defined in Section 2.16(d).
          “Note”: any promissory note evidencing any Loan.
          “Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Bank Products or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Bank Products shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Bank Products.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          “Participant”: as defined in Section 10.6(b).
          “Participation Amount”: as defined in Section 3.4(b).
          “Paying Subsidiary”: as defined in Section 7.6(a).
          “Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Extensions of Credit then outstanding constitutes of the amount of the Total Extensions of Credit then outstanding).
          “Permitted Liens”: any Liens permitted by paragraphs (a), (b), (c), (d) and (e) of Section 7.3.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pricing Grid”: the pricing grid attached hereto as Annex A.
          “Projections”: as defined in Section 6.2(c).
          “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
          “Quail Tools”: Quail Tools, L.P. an Oklahoma limited partnership.
          “Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.
          “Refinancing Debt”: any Indebtedness permitted by clause (II) of Section 7.2(d).
          “Register”: as defined in Section 10.6(d).
          “Regulation U”: Regulation U of the Board as in effect from time to time.

          “Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
          “Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor or an affiliate thereof as such Lender, by such Lender or an Affiliate of such Lender.
          “Rental Equipment”: as defined in Schedule 1.1.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, ..29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Extensions of Credit then outstanding.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
          “Responsible Officer”: the chief executive officer, president, chief financial officer, controller or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.
          “Restricted Payments”: as defined in Section 7.6.
          “SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
          “Secured Parties”: as defined in the Guarantee and Collateral Agreement.
          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Lockbox Agreements, the Control Agreements, the Acknowledgment and Confirmation and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
          “Senior Floating Rate Notes”: the $100,000,000 aggregate principal amount of senior floating rate notes of the Borrower issued pursuant to the Senior Floating Rate Notes Indenture.

          “Senior Floating Rate Notes Indenture”: the Indenture, dated as of September 2, 2004, in respect of the Senior Floating Rate Notes, together with all instruments and other agreements entered into by the Borrower or its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.7.
          “Senior Notes”: the $225,000,000 aggregate principal amount of senior unsecured notes of the Borrower issued pursuant to the Senior Notes Indenture.
          “Senior Notes Indenture”: the Indenture, dated as of October 10, 2003, in respect of the Senior Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.7.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
          “Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Specified Change of Control”: a “Change of Control”, or like event, as defined in any of the Indentures.
          “Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower or any Subsidiary Guarantor and any Qualified Counterparty which has been designated as a Specified Hedge Agreement pursuant to a notice given by the Borrower and such Qualified Counterparty to the Administrative Agent within 60 days after such Hedge Agreement is entered into.
          “Specified Personal Property”: any Property of a type in which a security interest is purported to be granted pursuant to the Guarantee and Collateral Agreement.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned or otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Subsidiary Guarantor”: (i) each Material Subsidiary of the Borrower other than any Excluded Subsidiary and (ii) Quail USA, LLC.
          “Supporting Letter of Credit”: as defined in Section 3.10.
          “Termination Date”: September 20, 2012.
          “Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.
          “Total Extensions of Credit”: at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.
          “Transferee”: as defined in Section 10.15.
          “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
          “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (e) All calculations of financial ratios set forth in Section 7.1 and the calculation of the Consolidated Leverage Ratio for purposes of determining the Applicable Margin shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
          2.1 Commitments. (a) Subject to the terms and conditions hereof, the Lenders severally agree to make revolving credit loans (“Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding for each Lender which, when added to such Lender’s Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Commitment; provided that after giving effect to the making of each Loan and the immediate application of the proceeds thereof, the Total Extensions of Credit shall not exceed the Borrowing Base at such time. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9, provided that no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.
          (b) The Borrower shall repay all outstanding Loans on the Termination Date.
          2.2 Procedure for Borrowing. The Borrower may borrow under the Commitments on any Business Day during the Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date in the case of Base Rate Loans. Each borrowing of Loans that are Eurodollar Loans shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make its Percentage of the amount of each borrowing of Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 3:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.
          2.3 Borrowing Base Calculations; Inclusion of Assets in Borrowing Base. (a) At any time when the Total Extensions of Credit equal or exceed $40,000,000, based on the most recent Borrowing Base Certificate delivered by the Borrower to the Administrative Agent, the Administrative Agent shall in its good faith credit judgment determine which Accounts and Rental Equipment shall be “Eligible Accounts” and “Eligible Rental Equipment,” respectively, for purposes of this Agreement, utilizing the criteria set forth on Schedule 1.1.

          (b)Concurrently with delivery by the Borrower to the Administrative Agent of (i) any notice pursuant to the definition of “Specified Hedge Agreement” in Section 1.1 designating any Hedge Agreement as a “Specified Hedge Agreement” and (ii) any Borrowing Base Certificate, the Borrower will deliver to the Administrative Agent a report from the relevant counterparty setting forth the “mark-to-market” value of such Hedge Agreement, determined in accordance with procedures customary in the relevant market. The Administrative Agent will calculate from time to time the net amount of the “mark-to-market” values of all Specified Hedge Agreements on the basis of such counterparty report, and if such net amount is unfavorable to the Borrower (i.e., the Borrower would owe a net amount under all Specified Hedge Agreements if all Specified Hedge Agreements were terminated on such date), the Administrative Agent will establish a reserve for purposes of calculating the Borrowing Base pursuant to Schedule 1.1 in an amount equal to such net unfavorable amount, and will maintain such reserve until the next determination by the Administrative Agent pursuant to this paragraph.
          2.4 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender (i) the then unpaid principal amount of each Loan of such Lender on the Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.11. The Borrower agrees that, if an Event of Default shall have occurred and is continuing, the Administrative Agent may (and the Administrative Agent hereby agrees that it shall) (i) cause each bank that maintains any account subject to a Control Agreement or a Lockbox Agreement to transfer, on a daily basis, all collected funds in any such account to a Concentration Account and (ii) apply any amounts on deposit in a Concentration Account to repay Loans whenever any Loans are outstanding.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

          (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit F (a “Note”), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the extensions of credit on the Closing Date.
          2.5 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender, a commitment fee for the period from and including the Closing Date to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made.
          (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.
          2.6 Termination or Reduction of Credit Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the aggregate amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.
          2.7 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.
          2.8 Mandatory Prepayments. If, at any time during the Commitment Period, the amount of the Total Extensions of Credit exceeds the lesser of (i) the Borrowing Base and (ii) the Total Commitments then in effect (whether as a result of the sale of, or any casualty or condemnation with respect to, assets included in the Borrowing Base or otherwise), the Borrower shall, without notice or demand, prepay, in accordance with this Section, the Loans in an aggregate principal amount equal to such excess, together (except in the case of Base Rate Loans) with interest accrued to the date of such payment or prepayment; provided that if the aggregate principal amount of Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, cash collateralize outstanding Letters of Credit in the manner described in Section 3.10(ii).
          2.9 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the Termination Date. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the Termination Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          2.10 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.
          2.11 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.
          (b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          2.12 Computation of Interest and Fees. (a) Interest, fees, commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).
          2.13 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
          (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
          2.14 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Percentages of the Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit.
          (c) The application of any payment of Loans (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each payment of the Loans (except in the case of Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.
          (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the

Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.
          (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          (g) Notwithstanding any other provision of this Agreement or any other Loan Document, any proceeds of any foreclosure or other realization by the Administrative Agent in respect of any Collateral shall be applied as provided in the Guarantee and Collateral Agreement.
          2.15 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)	shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.16 and changes in the rate of tax on the overall net income of such Lender);

(ii)	shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)	shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.16 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          (d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          2.17 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss (other than loss of anticipated profits) or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.18 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended for the duration of such illegality and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.17.
          2.19 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15, 2.16(a) or 2.18 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.15, 2.16(a) or 2.18.

          2.20 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.15 or 2.16 or gives a notice of illegality pursuant to Section 2.18 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.18, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.17 (as though Section 2.17 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the replacement financial institution shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (ix) in the event the replaced Lender is an Issuing Lender, the outstanding Letters of Credit issued by such replaced Lender shall be replaced and/or cash-collateralized in an amount and manner satisfactory to such replaced Lender and (x) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
          2.21 Bank Products. The Borrower may request and any Lender or Affiliate of any Lender may, in its sole and absolute discretion, arrange for the Borrower to obtain from such Lender or such Affiliate Bank Products (which shall be subject to all rules and regulations of such Lender or such Affiliate) although the Borrower is not required to do so.
SECTION 3. LETTERS OF CREDIT
          3.1 L/C Commitment. (a) Prior to the date hereof, the Existing Issuing Lender has issued the Existing Letters of Credit which, from and after the Closing Date, shall constitute Letters of Credit hereunder. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit collectively, “Letters of Credit”) for the account of the Borrower or any Subsidiary on any Business Day during the Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment (provided further that Bank of America, N.A., in its capacity as Issuing Lender, shall have no obligation to issue any Letter of Credit, if after giving effect to such issuance, the L/C obligations in respect of Letters of Credit issued by it would exceed $40,000,000) or (ii) the aggregate amount of the Available Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, or any other currency deemed acceptable by the Administrative Agent and the Issuing Lender,

each in its sole discretion and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). In the case of any Letter of Credit denominated in any currency other than Dollars, it is understood and agreed that, for all purposes of this Agreement, the face amount and drawable amount thereof at the time of issuance, and the amount of any unreimbursed drawing in respect thereof at the end of each subsequent L/C Fee Payment Date or on any applicable date of measurement hereunder, shall be deemed to be the equivalent in Dollars of such amount at such time, in each case as reasonably determined by the Administrative Agent in a manner acceptable to the Administrative Agent, the Borrower and the Issuing Lender in respect of such Letter of Credit.
          (b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Concurrently with the delivery of an Application to an Issuing Lender, the Borrower shall deliver a copy thereof to the Administrative Agent. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than two Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower. Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the amount thereof), and shall provide a copy of such Letter of Credit to the Administrative Agent as soon as possible after the date of issuance.
          3.3 Fees and Other Charges. (a) The Borrower will pay to the Administrative Agent for distribution to the Lenders a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, to be shared ratably among the Lenders in accordance with their respective Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by it at the rate per annum agreed upon from time to time by the Borrower and such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
          3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases, without recourse or warranty, from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to such L/C Participant’s Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.
          (b) If any amount (a “Participation Amount”) required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such Issuing Lender shall so notify the Administrative Agent (which shall notify the L/C Participants), and each L/C Participant shall pay to Administrative Agent, for the account of such Issuing Lender, on demand (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the product of (i) such Participation Amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any Participation Amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such Participation Amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans. A certificate of the Administrative Agent on behalf of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent any L/C Participant’s its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant (and thereafter the Administrative Agent will promptly distribute to such L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender (and thereafter the Administrative Agent shall promptly return to such Issuing Lender) the portion thereof previously distributed by such Issuing Lender.
          3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender, on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit (including any Letter of Credit issued for the account of any Subsidiary) and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.11(b) and (ii) thereafter, Section 2.11(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Loans could be made, pursuant to Section 2.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.
          3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall not excuse the Reimbursement Obligations of the Borrower hereunder and shall not result in any liability of such Issuing Lender to the Borrower.
          3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.
          3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
          3.9 Indemnification; Exoneration; Power of Attorney.
     (a) Indemnification. IN ADDITION TO AMOUNTS PAYABLE AS ELSEWHERE PROVIDED IN THIS SECTION, THE BORROWER HEREBY AGREES TO PROTECT, INDEMNIFY, PAY AND SAVE THE LENDERS AND THE AGENTS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, DAMAGES, LOSSES, COSTS, CHARGES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) WHICH ANY LENDER OR ANY AGENT (OTHER THAN ANY LENDER IN ITS CAPACITY AS AN ISSUING LENDER) MAY INCUR OR BE SUBJECT TO AS A CONSEQUENCE, DIRECT OR INDIRECT, OF THE ISSUANCE OF ANY LETTER OF CREDIT OTHER THAN ANY CLAIMS, DEMANDS, LIABILITIES, DAMAGES, LOSSES, COSTS, CHARGES, AND EXPENSES RESULTING SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH INDEMNIFIED PERSON. THE AGREEMENT IN THIS SECTION SHALL SURVIVE PAYMENT OF ALL OBLIGATIONS. NOTHING CONTAINED IN THIS AGREEMENT IS INTENDED TO LIMIT THE BORROWER’S RIGHTS, IF ANY, WITH RESPECT TO ANY ISSUING LENDER WHICH ARISE BY OPERATION OF LAW OR AS A RESULT OF THE APPLICATION AND RELATED DOCUMENTS EXECUTED BY AND BETWEEN THE BORROWER AND ANY ISSUING LENDER.
     (b) Assumption of Risk by the Borrower. As among the Loan Parties, the Lenders, the Issuing Lenders and the Agents, the Borrower or the relevant Loan Party assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders, the Issuing Lenders and the Agents shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order make a drawing under any Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Lenders, the Issuing Lenders or the Agents, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of any Agent, any Issuing Lender or any Lender under this Section.
     (c) Exoneration. In furtherance and extension, and not in limitation, of the specific provisions set forth above, any action taken or omitted by any Agent, any Issuing Lender or any Lender under or in connection with any of the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put any Agent, any Issuing Lender or any Lender under any resulting liability to any Loan Party or relieve the relevant Loan Party of any of its obligations hereunder to any such Person.
     (d) Indemnification by Lenders. The Lenders agree to indemnify each Issuing Lender (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder) ratably in accordance with their respective Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall be terminated and the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against such Issuing Lender in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by such Issuing Lender under any Letter of Credit or any Loan Document in connection therewith; provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse each Issuing Lender promptly upon demand for its Percentage of any costs or expenses payable by the Borrower to such Issuing Lender, to the extent that such Issuing Lender is not promptly reimbursed for such costs and expenses by the Borrower. The agreement contained in this Section shall survive payment in full of all Obligations.
     (e) Power of Attorney. In connection with all inventory financed by Letters of Credit, the Borrower hereby appoints each Issuing Lender, or such Issuing Lender’s designee, as its attorney, with full power and authority: (i) to sign and/or endorse the Borrower’s name upon any warehouse or other receipts; (ii) to sign the Borrower’s name on bills of lading and other negotiable and non-negotiable documents; (iii) to clear inventory through customs in such Issuing Lender’s or the Borrower’s name, and to sign and deliver to customs officials powers of attorney in the Borrower’s name for such purpose; (iv) to complete in the Borrower’s or such Issuing Lender’s name, any order, sale, or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof; and (v) to do such other acts and things as are necessary in order to enable such Issuing Lender to obtain possession or control of the inventory and to obtain payment of the Obligations. None of the Issuing Lenders or any of their respective designees, as the Borrower’s attorney, will be liable for any acts or omissions, nor for any error of judgment or mistakes of fact or law. This power, being coupled with an interest, is irrevocable until all Obligations have been paid and satisfied.
     (f) Account Party. The Borrower hereby authorizes and directs any Issuing Lender to name the Borrower as the “Account Party” therein and to deliver to the Administrative Agent all instruments, documents and other writings and property received by such Issuing Lender pursuant to the Letter of Credit, and to accept and rely upon the Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Application therefor.
          3.10 Supporting Letter of Credit; Cash Collateral. If, notwithstanding the provisions of this Section and Section 8, any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination the Borrower shall deposit with the Administrative Agent, for the ratable benefit of the Issuing Lenders and the Lenders, with respect to each Letter of Credit then outstanding, as the Required Lenders in their discretion shall specify, either (i) a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to the Administrative Agent, issued by an issuer satisfactory to the Administrative Agent in an amount equal to the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses associated with such Letter of Credit, under which Supporting Letter of Credit the Administrative Agent is entitled to draw amounts necessary to reimburse the Administrative Agent, the Issuing Lenders and the Lenders for payments to be made under or in connection with such Letter of Credit and any fees and expenses associated with such Letter of Credit, or (ii) cash in amounts necessary to reimburse the Administrative Agent, the Issuing Lenders and the Lenders for payments made under or in connection with such Letter of Credit and any fees and expenses associated with such Letter of Credit. Such Supporting Letter of Credit or deposit of cash shall be held by the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Lenders and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding; provided that in the case of any Letter of Credit denominated in a currency other than Dollars, upon the request of the Administrative Agent or the relevant Issuing Lender, the Borrower shall deposit additional amounts in the cash collateral account in such amounts as reasonably determined by the Administrative Agent to achieve the deposit of cash in the amount required above, taking into account the effects of currency exchange fluctuations with respect to the applicable currency. Reasonable interest shall accrue on any such cash deposit, which accrued interest shall be for the account of the Borrower, subject to this Agreement.

          3.11 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Issuing Lender that issued such Letter of Credit for any and all drawings thereunder. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
          3.12 Determination of Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any agreement related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:
          4.1 Financial Condition. The audited consolidated balance sheets of the Borrower as at December 31, 2005 and December 31, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheets of the Borrower as at March 31, 2007 and June 30, 2007, and the related unaudited consolidated statements of income and cash flows for the periods ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower as at such dates, and the consolidated results of its operations and its consolidated cash flows for the quarterly periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes (except for any such tax liabilities to taxing authorities outside of the United States which are not, in the aggregate, material to the Borrower and its Subsidiaries taken as a whole) or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2006 to and including the date hereof there has been no Disposition by the Borrower of any material part of its business or Property, except as reflected in the foregoing financial statements.

          4.2 No Change. Since December 31, 2006 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          4.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect (except as noted on Schedule 4.19) and (ii) the filings referred to in Section 4.4. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
          4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
          4.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          4.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property, and none of such Property is subject to any Lien except as permitted by Section 7.3.
          4.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted; no material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim; and the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.
          4.10 Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than (a) any the amount or validity of which are currently being contested in good faith by appropriate proceedings and (b) assessments by the Republic of Kazakhstan, disputed as of the date of this Agreement, in each case, with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (other than any such Liens and claims in favor of taxing authorities outside of the United States which are not, in the aggregate, material to the Borrower and its Subsidiaries taken as a whole).
          4.11 Federal Regulations. No part of the proceeds of any Loans will be used in violation of Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.
          4.12 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.
          4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except where, individually or in the aggregate, such occurrence or noncompliance has not had and could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
          4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.
          4.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15 constitute all of the Subsidiaries of the Borrower at the date hereof. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each such Subsidiary and, as to each, the percentage of each class of Capital Stock owned by each Loan Party.
          (b) As of the date hereof, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as disclosed on Schedule 4.15.
          4.16 Use of Proceeds. The proceeds of the Loans, and the Letters of Credit, shall be used for the general corporate purposes of the Borrower and its Subsidiaries, including to satisfy tax obligations owed by any Loan Party to the Republic of Kazakhstan.
          4.17 Environmental Matters.
          Other than as set forth on Schedule 4.17 and exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

          (a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.
          (b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.
          (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.
          (d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.
          (e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.
          (f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern other than indemnity obligations in the ordinary course of business.
          4.18 Accuracy of Information, etc. No written statement or information contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this

Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, taken as a whole, not materially misleading in light of the circumstances under which made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          4.19 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. When financing statements in appropriate form are filed in the offices specified on Schedule 4.19, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).
          4.20 Solvency. As of the Closing Date, each of the Borrower and each Loan Party that is a Material Subsidiary is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
SECTION 5. CONDITIONS PRECEDENT
          5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
          (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Acknowledgment and Confirmation, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor and (iii) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.
          (b) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the 2005 and 2006 fiscal years and (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections previously delivered to them.
          (c) Fees. The Lenders, the Arrangers and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date.
          (d) Business Plan. The Lenders shall have received a satisfactory business plan for fiscal years 2007-2009.
          (e) Liquidity. The Borrowing Base shall be no less than $60,000,000 on the Closing Date. After giving effect to any extensions of credit made hereunder on the Closing Date and the use of the proceeds thereof, the sum of (A) total unrestricted cash and cash equivalents of the Borrower and its Subsidiaries and (B) the Excess Credit Availability, in each case as of the Closing Date, shall be no less than $150,000,000.
          (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other domestic filings or recordations should be made to evidence or perfect security interests in all personal property assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.3 or Liens to be released in connection with this Agreement.
          (g) Collateral Appraisal. The Lenders shall have received copies of a satisfactory independent collateral appraisal of the assets of Quail Tools prepared by Superior Asset Appraisals.
          (h) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.
          (i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
(i)	the legal opinion of Bracewell & Giuliani LLP, substantially in the form of Exhibit E-1; and

(ii)	the legal opinion of Ronald Potter, Esq., general counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit E-2.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

          (j) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.
          (k) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.
          5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date is subject to the satisfaction of the following conditions precedent:
          (a) Representations and Warranties. (i) Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents which is qualified by materiality shall be true and correct and (ii) each of the other representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date.
          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
          (c) Borrowing Base. At any time when the Total Extensions of Credit equal or exceed $40,000,000, the Administrative Agent shall be satisfied that, after giving effect to such extension of credit and the use of proceeds thereof, the Borrowing Base shall not be less than the Total Extensions of Credit.
          Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6. AFFIRMATIVE COVENANTS
          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries (other than any Immaterial Subsidiary) to:
          6.1 Financial Statements. Furnish to the Administrative Agent (which shall promptly furnish to each Lender):
          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing;
          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
          (c) as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);
all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
          6.2 Certificates; Other Information. Furnish to the Administrative Agent (which shall promptly furnish to each Lender), or, in the case of clause (f), to the relevant Lender:
          (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);
          (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, in each case to the extent any failure to do so would constitute a Default or Event of Default hereunder, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;
          (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
          (d) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Indentures;
          (e) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and
          (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
          6.3 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises useful and necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          6.4 Maintenance of Property; Insurance. (a) Keep all material Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

          6.5 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit any Lender (accompanied by any other Lender that so elects) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable prior notice, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants (it being understood that all such notices shall be given through the Administrative Agent and shall be coordinated with any other such notices to the extent reasonably possible), in each case no more often than twice in any calendar year in the aggregate for all Lenders unless an Event of Default shall have occurred and be continuing.
          6.6 Notices. Promptly give notice to the Administrative Agent (which shall promptly furnish such notice to the Lenders) of:
          (a) the occurrence of any Default or Event of Default;
          (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
          (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries (i) in which the amount involved is $5,000,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought which, if granted, could reasonably be expected to have a Material Adverse Effect;
          (d) the following events, as soon as possible and in any event within 10 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and
          (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.
          6.7 Environmental Laws. Comply in all respects with, and take all reasonable action to ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and take all reasonable action to ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that any failures to so comply or maintain could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          6.8 Additional Collateral, etc. (a) With respect to any Specified Personal Property acquired after the Closing Date by the Borrower or any Subsidiary Guarantor (other than any Property subject to a Lien expressly permitted by Section 7.3(g) or 7.3(j)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, subject to Permitted Liens, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
          (b) With respect to any new Material Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Material Subsidiary that ceases to be an Excluded Subsidiary and any existing Domestic Subsidiary that ceases to be an Immaterial Subsidiary), by the Borrower or any of the Subsidiary Guarantors, promptly (i) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) in the case of any Domestic Subsidiary, to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (subject to Permitted Liens), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent, and (ii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          6.9 Borrowing Base Certificate. In the case of the Borrower, at any time when the Total Extensions of Credit equal or exceed $40,000,000, deliver or cause to be delivered, at the Borrower’s expense, the following:
          (a) to the Administrative Agent, the following documents in a form satisfactory to it:
(i)	on a monthly basis and in no event later than 25 days after the end of each such month or, if an Event of Default shall exist, more frequently as the Administrative Agent may reasonably request (but in no event more often than weekly) or as the Borrower shall elect, a Borrowing Base Certificate, accompanied by such supporting detail and documentation as is contemplated by the Borrowing Base Certificate and/or as shall be requested by the Administrative Agent in its reasonable discretion (in a form and detail satisfactory to the Administrative Agent);

(ii)	on a monthly basis and in no event later than 25 days after the end of each such month or, if an Event of Default shall exist, more frequently as the Administrative Agent may in good faith request (but in no event more often than weekly), detailed agings of Accounts and a detailed listing of the inventory of Quail Tools (together with a reconciliation to its general ledger);

(iii)	upon the Administrative Agent’s request in good faith (but in no event more often than (x) monthly so long as no Event of Default shall exist or (y) weekly if an Event of Default shall exist), (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, and (B) a statement of the outstanding loans and payments made, and Accounts owing to, Affiliates as of the last day of the immediately preceding month.
          (b) To the Administrative Agent such other reports, statements and reconciliations with respect to the Borrowing Base or the Collateral as it shall from time to time request in its reasonable discretion.
          6.10 Cash Management Systems. (a) Within 30 days after the opening of any deposit account, securities account, lockbox account, concentration account, collection account or disbursement account, in each case other than any Immaterial Account, in the United States, deliver to the Administrative Agent a schedule (a “Supplemental Account Identification Schedule”) which provides, in respect of each such account opened since the Closing Date (i) the name and location of each bank and securities intermediary at which the Borrower or such Subsidiary Guarantor maintains a deposit account, securities account, lockbox account, concentration account, collection account or disbursement account in the United States and (ii) the account number and account name or other relevant descriptive data with respect to each such account and such other information with respect to each such account as the Administrative Agent shall reasonably request.
          (b) On or before the date which is 30 days after the delivery of any Supplemental Account Identification Schedule, cause to be delivered to the Administrative Agent a Control Agreement and/or a Lockbox Agreement with respect to each account described in such Supplemental Account Identification Schedule which the Administrative Agent reasonably requires to be subject to such an agreement, in each case duly executed and delivered by the Borrower or the relevant Subsidiary Guarantor and by the bank or securities intermediary that maintains such account.

          (c) Cause all proceeds of any Collateral in every form, including, without limitation, cash, checks, wire transfers and other forms of receipts, to be deposited promptly in a collection account or lockbox account (i) in respect of which a Control Agreement and/or Lockbox Agreement, as appropriate, is in effect and (ii) which, at any time after an Event of Default has occurred and is continuing, is used solely for the purpose of receiving proceeds of Collateral.
          6.11 Inspection of Collateral. The Borrower agrees that the Administrative Agent or its agents may, as the Administrative Agent shall deem necessary or appropriate in the exercise of its sole discretion, enter upon the premises of the Borrower or any Subsidiary Guarantor at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time whatsoever on and after the occurrence of a Default or Event of Default, for the purposes of conducting field examinations and appraisals and inspecting, evaluating and verifying the Collateral, all of the above to be at the Borrower’s expense during the existence of an Event of Default and at the Administrative Agent’s expense if no Event of Default exists. Notwithstanding the foregoing, at any time, but not more than on one occasion in any fiscal year of the Borrower, the Administrative Agent may require an appraisal of the Collateral at the Borrower’s expense.
          6.12 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
SECTION 7. NEGATIVE COVENANTS
          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries (other than any Immaterial Subsidiary) to, directly or indirectly:
          7.1 Financial Condition Covenants.

          (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 4.50:1.00.
          (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than 2.00:1.00.
          (c) Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 1.25:1.00.
          7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
          (a) (I) Indebtedness of any Loan Party pursuant to any Loan Document and (II) any unsecured Indebtedness of any Loan Party the Net Cash Proceeds of which are used (i) to repay any Indebtedness referred to in the preceding clause (I), provided that such repayment is accompanied by an equal permanent reduction of the Commitments, or (ii) to pay premiums, fees or expenses payable in connection with any such repayment;
          (b) Indebtedness (i) of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary and (ii) of any Subsidiary to any Loan Party or other Subsidiary;
          (c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;
          (d) (I) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and (II) any Indebtedness the Net Cash Proceeds of which are used (i) to refinance, refund, renew or extend any Indebtedness referred to in the preceding clause (I) (without any shortening of the maturity of any principal amount thereof) or (ii) to pay premiums, fees or expenses payable in connection with any such refinancing, refunding, renewal or extension;
          (e) (i) Guarantee Obligations of the Borrower or any Subsidiary in respect of Indebtedness permitted under this Section 7.2 and (ii) Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;
          (f) Indebtedness represented by agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, or similar obligations, in each case, incurred or assumed in connection with the Disposition of any business, assets, or Capital Stock of the Borrower or any Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower and its Subsidiaries in connection with such Disposition; and

          (g) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $20,000,000 at any one time outstanding.
          7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:
          (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
          (b) Landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
          (d) deposits to secure the payment or performance of bids, tenders, government contracts, trade contracts (other than for borrowed money), leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
          (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the Closing Date;
          (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 90 days after the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
          (h) Liens created pursuant to the Security Documents;
          (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
          (j) Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $20,000,000 at any one time;
          (k) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
          (l) Liens upon specific items of inventory or other goods of the Borrower or any Subsidiary securing such Person’s obligations in respect of bankers acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods; and
          (m) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof.
          7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:
          (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that (i) the Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.9 in connection therewith);
          (b) any Subsidiary may merge with any other Subsidiary (or any Person that becomes a Subsidiary contemporaneously with such merger) so long as, in the case of any merger involving a Subsidiary Guarantor, the surviving Person shall be (or shall contemporaneously become) a Subsidiary Guarantor and such merger could not reasonably be expected to have a material adverse effect on the business, assets, property or financial condition of the surviving Subsidiary; and
          (c) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary (so long as, in the case of any such Disposition by a Subsidiary Guarantor, the Subsidiary to whom such assets are disposed of is a Subsidiary Guarantor) and may be dissolved following such Disposition.
          7.5 Limitation on Disposition of Property. Dispose of (i) any barge rig located in the Gulf of Mexico, (ii) any Eligible Accounts Receivable or (iii) any Eligible Rental Equipment, in each case whether now owned or hereafter acquired, or issue or Dispose of any Capital Stock of any Person that directly or indirectly owns any of the foregoing, except:
          (a) Dispositions permitted by Section 7.4(c);

          (b) the Disposition of obsolete or worn out property, or property that is no longer used or useful in such Person’s business, in the ordinary course of business;
          (c) the Disposition of inventory or other assets in the ordinary course of business or consistent with past practice;
          (d) Dispositions of cash or Cash Equivalents;
          (e) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;
          (f) transfers of assets between or among the Borrower and the Subsidiary Guarantors;
          (g) any Dispositions constituted by the granting of Liens permitted by Section 7.3;
          (h) any lease of drill pipe by Quail Tools to a customer located outside of the United States and any subsequent sale to such customer of any such drill pipe;
          (i) any sale by the Borrower or any Subsidiary to its customers of drill pipe, tools, and associated drilling equipment utilized in connection with a drilling contract for the employment of a drilling rig in the ordinary course of business and consistent with past practice; and
          (j) Dispositions of Property described on Schedule 7.5(j).
          7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:
          (a) any Subsidiary (a “Paying Subsidiary”) may make Restricted Payments (i) to the Borrower or any Subsidiary Guarantor, (ii) in the case of any Paying Subsidiary that is a partnership or a limited liability company, ratably to the partners or members thereof, as the case may be, so long as at least one such partner or member, as the case may be, is a Subsidiary Guarantor and (iii) if such Paying Subsidiary is not a Subsidiary Guarantor, to any other Subsidiary which is the parent of such Paying Subsidiary;
          (b) the Borrower may make Restricted Payments in the form of common stock of the Borrower;

          (c) the Borrower may make Restricted Payments in connection with (i) the conversion, redemption, or repurchase of the Convertible Notes and (ii) the High Strikes Agreements.
          (d) so long as no Event of Default has occurred and is continuing or would be caused thereby, the Borrower or any Subsidiary may repurchase, redeem, or otherwise acquire or retire any Capital Stock of the Borrower or any Subsidiary held by any existing or former officer or employee of the Borrower or any Subsidiary pursuant to any equity subscription agreement, stock option agreement, or similar agreement, provided, that the aggregate amount of payments under this paragraph subsequent to the date hereof (net of any proceeds received by the Borrower subsequent to the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $2,000,000 in any 12 month period; and
          (e) the Borrower may acquire Capital Stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations.
          7.7 Limitation on Modifications of Debt Instruments, etc. (a) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Convertible Notes, the Senior Notes, the Senior Floating Rate Notes or any Refinancing Debt to the extent that any such amendment, modification, waiver or other change would shorten the maturity or increase the amount of any payment of principal thereof, increase the rate or shorten the date for payment of interest thereon or make any covenant or other restriction applicable to the Borrower or any of its Subsidiaries materially more restrictive) or (b) amend its certificate of incorporation in any manner adverse to the Administrative Agent or the Lenders.
          7.8 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except for transactions permitted by the following sentence. This Section 7.8 shall not apply to the following transactions: (i) any employment agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practices, (ii) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Borrower, (iii) sales of Capital Stock of the Borrower to Affiliates of the Borrower, (iv) any Restricted Payment otherwise permitted under Section 7.6 or any Investment, (v) indemnification agreements with, and payments made, to officers, directors, and employees of the Borrower or any Subsidiary pursuant to charter, bylaw, statutory, or contractual provisions, and (vi) the performance of obligations of the Borrower or any Subsidiary under the terms of any agreement to which the Borrower or any Subsidiary is a party as of the date of this Agreement, and any amendments, modifications, supplements, extensions, or renewals of such agreements; provided that any such amendments, modifications, supplements, extensions, or renewals of such agreements are not materially more disadvantageous, taken as a whole, to the Administrative Agent and the Lenders than the terms of such agreements as in effect on the date of this Agreement.
          7.9 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
          7.10 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the Indentures or any indenture or similar instrument governing any Refinancing Debt, (c) any agreements governing any purchase money Liens or Capital Lease Obligations or other secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby or securing such Indebtedness), (d) customary non assignment provisions in any contract or lease entered into in the ordinary course of business and consistent with past practices, (e) applicable law or any applicable rule, regulation, or order of any Governmental Authority, (f) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, and other similar agreements entered into in the ordinary course of business, and (g) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
          7.11 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions imposed pursuant to agreements governing any purchase money Liens or Capital Lease Obligations or other secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective as to transfers of the assets financed thereby or securing such Indebtedness), (iv) customary non assignment provisions in any contract or lease entered into in the ordinary course of business and consistent with past practices, (v) applicable law or any applicable rule, regulation, or order of any Governmental Authority, (vi) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, and other similar agreements entered into in the ordinary course of business, provided that such provisions apply only to the assets subject to such agreements, and (vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
          7.12 Limitation on Lines of Business. Enter into any material business except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this

Agreement or that are incidental or reasonably related thereto or that are a reasonable extension thereof, as determined in good faith by the Borrower or applicable Subsidiary.
          7.13 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates.
SECTION 8. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
          (a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
          (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or
          (c) (i) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.3(a) (with respect to the Borrower only), Section 6.6(a) or Section 7, or in Section 5 of the Guarantee and Collateral Agreement or (ii) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.1 or in clause (i) of Section 6.9(a) and such default shall continue unremedied for a period of 10 days; or
          (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or
          (e) The Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, but without duplication of the Indebtedness guaranteed thereby, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to or mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or
          (f) (i) The Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
          (g) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

          (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal by the earlier of (i) the date which 30 days from the entry thereof and (ii) the date on which the relevant judgment creditor(s) has begun to enforce such judgment(s) or decree(s); or
          (i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien on a material portion of the Collateral created by any of the Security Documents shall cease (other than by reason of the express release thereof pursuant to Section 10.15) to be enforceable and of the same effect and priority purported to be created thereby; or
          (j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
          (k) Any Change of Control shall occur;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit; provided that in the case of any Letter of Credit denominated in a currency other than Dollars, upon the request of the Administrative Agent or the relevant Issuing Lender, the Borrower shall deposit additional amounts in the cash collateral account in such amounts as reasonably determined by the Administrative Agent to achieve the deposit of cash in the amount required above, taking into account the effects of currency exchange fluctuations with respect to the applicable currency. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).
SECTION 9. THE ADMINISTRATIVE AGENT
          9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
          9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
          9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
          9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
          9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other

Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15.
          9.11 The Arrangers; the Syndication Agent. Neither the Arrangers nor the Syndication Agent, in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.
SECTION 10. MISCELLANEOUS
          10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
(i)	forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii)	amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their respective guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders;

(iii)	amend, modify or waive any provision of Section 9, or any other provision affecting the rights, duties or obligations of any Agent, without the consent of any Agent directly affected thereby;

(iv)	amend, modify or waive any provision of Section 2.14 without the consent of each Lender directly affected thereby;

(v)	amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender affected thereby;

(vi)	impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6 without the consent of all Lenders;

(vii)	increase the Advance Rates under the Borrowing Base or increase the L/C Commitment without the consent of all Lenders; or

(viii)	amend, modify or waive any provision of (A) the definition of “Borrowing Base” or (B) any of the capitalized terms used in such definition, in each case without the consent of Lenders whose Percentages are no less than 75% in the aggregate.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

          10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower and the Administrative Agent, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Parker Drilling Company 1401 Enclave Parkway Suite 600 Houston, Texas 77077 Attention: Kirk Brassfield Telecopy: 281-406-2331 Telephone: 281-406-2330

The Administrative Agent:	In the case of any borrowing request or any notice relating to any prepayment or the conversion or continuation of any Loan,

Lehman Commercial Paper Inc. Bank Loan Operations 745 Seventh Avenue 16th Floor New York, New York 10019 Attention: Michelle Rosolinksy Telecopy: 646-758- 5015 Telephone: 212-526-6590

In the case of any other notice or communication,

Lehman Commercial Paper Inc. Loan Portfolio Group 745 Seventh Avenue 7th Floor New York, New York 10019 Attention: Parker Drilling Portfolio Manager Telecopy: 646-758-2774 Telephone: 212-526-1819

Issuing Lender:	As notified by such Issuing Lender to the Administrative Agent and the Borrower

provided that any notice, request or demand to or upon the Administrative Agent, any Issuing Lender or any Lender shall not be effective until received.
          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facility (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse each Lender and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, or reimburse each Lender and the Administrative Agent for, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Administrative Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with the foregoing (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from the gross negligence or willful misconduct of such Indemnitee, and provided further that the Borrower shall have no obligation hereunder to any Indemnitee which is such an advisor with respect to losses, damages, liabilities or related expenses of such advisor in respect of any claims brought by any other Indemnitee against such advisor arising from the negligence of such advisor in the provision of services to such other Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facility. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.
          10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.
          (b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of the Lender from whom such Participant purchased such participation pursuant to Section 10.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.16, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.
          (c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Borrower and the Administrative Agent and the written consent of the Issuing Lender (which, in each case, shall not be unreasonably withheld or delayed) (provided (x) that no such consent need be obtained by the Administrative Agent or any of its Affiliates and (y) the consent of the Borrower need not be obtained with respect to any assignment if an Event of Default shall have occurred and be continuing), to an additional bank, financial institution or other entity that is not a competitor of the Borrower or its Subsidiaries (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent or the Issuing Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that ((i) no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $2,500,000 and (ii) after giving effect thereto, the assigning Lender shall have Commitments and Loans aggregating at least $2,500,000, unless otherwise agreed by the Borrower and the Administrative Agent (in each case other than in the case of an assignment of all of a Lender’s interests under the Facility), unless otherwise agreed by the Borrower and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.15, 2.16 and 10.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by or to two or more Related Funds, or to two or more funds that will be Related Funds after giving effect to such assignments, shall be aggregated.

          (d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds, or to two or more funds that will be Related Funds after giving effect to such assignments, as a single assignment) (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Note of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Commitment, upon request, a new Note to the order of the Assignor in an amount equal to the Commitment retained by it hereunder. Such new Note shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby.
          (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.
          10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED

BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
          (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          10.13 Acknowledgments. The Borrower hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
          (b) neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among the Borrower and the Lenders.
          10.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything to the contrary in the foregoing sentence or any other express or implied agreement, arrangement or understanding, the parties hereto hereby agree that, from the commencement of discussions with respect to the financing provided hereunder, any party hereto (and each of its employees, representatives, or agents) is permitted to disclose to any and all persons, without limitation of any kind, the tax structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) related to such tax structure and tax aspects.
          10.15 Release of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, promptly upon request of the Borrower (i) in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any party to any Bank Product) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition and (ii) upon any Disposition of a Person permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any party to any Bank Product) take such actions as shall be required to release any guaranty and other obligations of such Person under any Loan Document.
          (b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Bank Product) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any party to any Bank Product) take such actions as shall be required to release its security interest in all Collateral, and the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any party to any Bank Product) take such actions as shall be required to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Bank Products. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
          10.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
          10.17 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.
          10.18 Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, from time to time in effect governing the Loans of each Lender. In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum nonusurious interest rate under applicable law (the “Maximum Rate”) and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Loans, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Loans (or if such Loans shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of any Loans is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Loans (or, if the applicable Loans shall have been paid in full, refunded to the Borrower). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Loans all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section 10.18 shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.
          10.19 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          10.20 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PARKER DRILLING COMPANY
By:	/s/ David W. Tucker
	Name:	David W. Tucker
	Title:	Treasurer and Assistant Secretary

LEHMAN BROTHERS INC., as Arranger
By:	/s/ Frank P. Turner
	Name:	Frank P. Turner
	Title:	Vice President

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent
By:	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Authorized Signatory

BANK OF AMERICA, N.A., as Syndication Agent and as Issuing Lender
By:	/s/ Shelley A. McGregor
	Name:	Shelley A. McGregor
	Title:	Senior Vice President

Annex A
PRICING GRID

	Applicable Margin	Applicable Margin
Consolidated Leverage Ratio	for Eurodollar Loans	for Base Rate Loans
≥4.00:1.00	3.00%	2.00%
<4.00:1.00 but ≥ 3.00:1.00	2.75%	1.75%
<3.00:1.00	2.50%	1.50%
Changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1(a) or 6.1(b) (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than or equal to 4.00 to 1:00. Each determination of the Consolidated Leverage Ratio pursuant to this Pricing Grid shall be made for the periods and in the manner contemplated by Section 7.1(a).

Annex B
EXISTING LETTERS OF CREDIT

Annex C
EXISTING CONTROL AGREEMENTS

SCHEDULE 1.1
BORROWING BASE PROVISIONS
          “Accounts”: accounts receivable of the Borrower or any of its Subsidiaries arising out of the sales or leasing of goods or services made by the Borrower or any of its Subsidiaries in the ordinary course of business.
          “Advance Rate”: at any time, the applicable percentage set forth in clause (a)(i) or (a)(ii) of the definition of “Borrowing Base” or such other percentage as may become effective in lieu of such applicable percentage in accordance with paragraph (b) or (c) of such definition.
          “Bank Product Reserves”: at any time, reserves in respect of Bank Products then provided and outstanding.
          “Borrowing Base”: (a) Subject to paragraphs (b) and (c) below, at any time, the amount equal at such time to:
          (i) eighty-five percent (85%) of the aggregate Net Amount of Eligible Accounts Receivable, plus
          (ii) the Net Book Value of the Eligible Rental Equipment multiplied by the lesser of (A) the Equipment OLV Percentage and (B) one hundred percent (100%), minus
          (iii) the amount of any reserves established by the Administrative Agent pursuant to paragraph (b) below.
Notwithstanding the foregoing, in no event shall more than sixty percent (60%) of the amount of the Borrower Base consist of Eligible Rental Equipment in reliance on clause (a)(ii) above.
          (b) The Administrative Agent at any time in the exercise of its Permitted Discretion shall be entitled to (i) establish and increase or decrease reserves against Eligible Accounts Receivable and Eligible Rental Equipment, (ii) establish and increase or decrease Bank Products Reserves, (iii) reduce the Advance Rates to be applied under clauses (a)(i) and (a)(ii) above to a level below the rates stated therein or (following any such reduction or following any increase in such Advance Rates pursuant to paragraph (c) below) restore such Advance Rates to any level equal to or below the Advance Rates stated in clauses (a)(i) and (a)(ii) above, (iv) impose additional restrictions (or eliminate any such additional restrictions) to the standards of eligibility set forth in the respective definitions of “Eligible Accounts Receivable” and “Eligible Rental Equipment” and (v) establish and increase or decrease a reserve in the amount of interest payable by the Borrower under the Agreement on Loans and drawings under Letters of Credit.

          (c) The Administrative Agent at any time in the exercise of its Permitted Discretion shall be entitled, with the consent of all Revolving Credit Lenders, to increase the Advance Rates to a level above the rates stated in clauses (a)(i) and (a)(ii) above.
          “Cost”: in respect of any Quail Rental Assets, the net cost of such Quail Rental Assets to Quail Tools after all cash and other discounts or other allowances which may be allowed or taken by Quail Tools against the purchase price of such Quail Rental Assets.
          “Eligible Accounts Receivable”: Accounts of the Borrower and the Subsidiary Guarantors payable in Dollars. In determining the amount to be so included, the face amount of such Accounts shall exclude any such Accounts that the Administrative Agent determine to be ineligible pursuant to the definition of the term “Borrowing Base” set forth herein. Unless otherwise approved in writing by the Administrative Agent, no Account of the Borrower or its Subsidiaries shall be deemed to be an Eligible Account Receivable if:
          (a) it arises out of a sale made by such Borrower or any of its Subsidiaries to an Affiliate; or
          (b) (i) in the case of any Account due from an account debtor other than a Qualified Account Debtor (as defined below), the Account is unpaid more than (A) 60 days after the original payment due date and/or (B) 90 days after the original invoice date and (ii) in the case of Accounts due from account debtors whose long-term unsecured debt obligations are rated at least A by Moody’s Investors Service, Inc. or A2 by Standard & Poor’s Rating Services (each, a “Qualified Account Debtor”), the Account is unpaid more than (A) 90 days after the original payment due date and/or (B) 120 days after the original invoice date; or
          (c) it is from the same account debtor (or any Affiliate thereof) and fifty percent (50%) or more, in face amount, of all Accounts from such account debtor (and any Affiliate thereof) are ineligible pursuant to clause (b) above; or
          (d) the Account, when aggregated with all other Accounts of such account debtor (and any Affiliate thereof), exceeds ten percent (10%) in face value of all Accounts of the Borrower and its Subsidiaries combined then outstanding, to the extent of such excess, provided that (i) Accounts supported or secured by an irrevocable letter of credit in form and substance satisfactory to the Administrative Agent, issued by a financial institution satisfactory to the Administrative Agent, and duly transferred to the Administrative Agent (together with sufficient documentation to permit direct draws by the Administrative Agent) shall be excluded to the extent of the face amount of such letter of credit for the purposes of such calculation and (ii) with respect to the account debtors listed on the annex attached hereto, the percentage referred to above shall be deemed to be the percentage set forth on such annex opposite the name of such account debtor; or
          (e) (i) the account debtor is also a creditor of the Borrower or such Subsidiary, (ii) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to the Borrower or such Subsidiary, which has not been resolved or (iii) the Account otherwise is or may reasonably be expected to become subject to any right of setoff by the account debtor or with respect to which any other claim, counterclaim, chargeback, rebate, allowance or offset has been asserted; provided that any Account deemed ineligible pursuant to this clause (e) shall only be ineligible to the extent of the amount owed by the Borrower or such Subsidiary to the account debtor, the amount of such dispute or claim, or the amount of such setoff, other claim, counterclaim, chargeback, rebate, allowance or offset, as applicable; or
          (f) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the account debtor has filed a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up, or shall authorize or commence any action or proceeding for dissolution, winding-up or liquidation, or if the account debtor has failed, suspended business, declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs (any such act or event an “Act of Bankruptcy”), unless the payment of Accounts from such account debtor is secured by assets of, or guaranteed by, in either case in a manner satisfactory to the Administrative Agent, a Person with respect to which an Act of Bankruptcy has not occurred and that is acceptable to the Administrative Agent or, if the Account from such account debtor arises subsequent to a decree or order for relief with respect to such account debtor under the federal bankruptcy laws, as now or hereafter in effect, the Administrative Agent shall have determined that the timely payment and collection of such Account will not be impaired; or
          (g) the sale is to an account debtor outside of the United States, Canada or Puerto Rico, unless such account debtor has supplied the Borrower or such Subsidiary with an irrevocable letter of credit in form and substance satisfactory to the Administrative Agent, issued by a financial institution satisfactory to the Administrative Agent and which has been duly transferred to the Administrative Agent (together with sufficient documentation to permit direct draws by the Administrative Agent); or
          (h) the sale to the account debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or
          (i) the Administrative Agent determines in its Permitted Discretion that collection of such Account is insecure or that such Account may not be paid by reason of the account debtor’s financial inability to pay; or
          (j) the account debtor is the United States of America, any State or any political subdivision, department, agency or instrumentality thereof, unless the

Borrower or such Subsidiary duly assigns its rights to payment of such Account to the Agent pursuant to the Collateral Assignment of Claims Act of 1940 (31 U.S.C. § 3727 et seq.) or complies with any similar State or local law as Agent shall require; or
          (k) the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor or the services giving rise to such Account have not been performed by the Borrower or such Subsidiary and accepted by the account debtor or the Account otherwise does not represent a final sale (except to the extent that such Account arises from a leasing transaction); or
          (l) any documentation relating to the Account does not comply with all applicable legal requirements, including, where applicable, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or
          (m) the Administrative Agent does not have a valid and perfected first priority security interest in such Account or the Account does not otherwise conform to the representations and warranties contained in the Credit Agreement, any Security Document or any of the other Loan Documents; or
          (n) the Accounts are subject to any adverse security deposit, progress payment or other similar advance made by or for the benefit of the applicable account debtor; provided, that any Account deemed ineligible pursuant to this clause (n) shall only be ineligible to the extent of the amount of any such deposit, payment or other similar advance; or
          (o) the Accounts are evidenced by or arise under any instrument or chattel paper unless such instruments or chattel paper have been pledged to the Administrative Agent containing such endorsement as the Administrative Agent shall require; or
          (p) the account debtor has a presence in a State requiring the filing of Notice of Business Activities Report or similar report in order to permit the Borrower or such Subsidiary to seek judicial enforcement in such State of payment of such Account unless the Borrower or such Subsidiary has qualified to do business in such State or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; or
          (q) the Account arises from progress billings or other billing arrangements such that the obligation of the account debtor with respect to such Account is conditioned upon the Borrower’s or such Subsidiary’s satisfactory completion of any further performance under the agreement giving rise thereto; or
          (r) the Account is deemed by the Administrative Agent in its Permitted Discretion to be otherwise ineligible for inclusion in the calculation of the Borrowing Base.

          “Eligible Rental Equipment”: Rental Equipment of Quail Tools. Unless otherwise approved in writing by the Administrative Agent, no Rental Equipment shall be Eligible Rental Equipment unless: (i) it is owned solely by Quail Tools and Quail Tools has good, valid and marketable title thereto; (ii) it is at all times subject to the Administrative Agent’s valid and duly perfected first priority security interest granted pursuant to the Guarantee and Collateral Agreement and no other Lien (other than (x) any Permitted Liens referred to in Section 7.3(a) of the Credit Agreement or (y) any landlord’s Lien unless a rent reserve with respect to the relevant leased property has been deducted from the Borrowing Base in accordance with clause (ii) of the following sentence); (iii) Quail Tools shall at all times have title to such Rental Equipment and shall have the ability to direct the disposition thereof (subject only to the rights of any lessor under any lease in effect with respect to such Rental Equipment) and it is not located outside the continental United States, the Gulf of Mexico and Canada; (iv) it is not obsolete, unmerchantable or slow moving, as determined by the Administrative Agent in its reasonable credit judgment; and (v) it conforms in all respects to the Warranties and representations set forth in the Credit Agreement and is fully insured in the manner required by the Credit Agreement. In no event shall (i) any Rental Equipment held under a Vendor Lease, (ii) any Rental Equipment held at a leased property (other than Rental Equipment on active lease located at customer locations in the ordinary course of business) unless a landlord lien waiver satisfactory in all respects to the Administrative Agent has been obtained with respect thereto (or, if no landlord lien waiver has been obtained, a rent reserve equal to three months rent on such leased property has, if elected by the Administrative Agent in its sole discretion, been deducted from the Borrowing Base) and (iii) any Rental Equipment otherwise deemed ineligible by the Administrative Agent in its Permitted Discretion, constitute Eligible Rental Equipment.
          “Equipment OLV Percentage”: at any time, the percentage equal to (i) the Net OLV of the Quail Rental Assets as of the date of the then most recent appraisal of the Quail Rental Assets divided by the Net Book Value of the Quail Rental Assets as of such date, multiplied by (ii) 50%.
          “Net Amount”: with respect to any Account at any time, the face amount of such Account on any date less (to the extent not otherwise deducted pursuant to the definition of “Eligible Account”) any and all returns, rebates, discounts (which may, at the Administrative Agent’s option, be calculated on shortest terms), credits, allowances or taxes (including any sales, excise or other taxes) at any time issued, owing, claimed by any account debtor, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Account at such time.
          “Net Book Value”: (i) Cost minus (ii) accumulated depreciation calculated (A) in accordance with GAAP and (B) consistently with the Quail Tools’ accounting practices as of the Closing Date.
          “Net OLV”: as reasonably determined by the Administrative Agent in good faith based on the most recent appraisal conducted pursuant to the Existing Credit Facilities or Section 6.11, as applicable, the Value of the Eligible Rental Equipment that is estimated to be recoverable in an orderly liquidation of such Equipment (less applicable freight and duty charges, if any), net of liquidation expenses.

          “Ordinary Course of Business”: with respect to any transaction involving any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.
          “Permitted Discretion”: the Administrative Agent’s judgment exercised in good faith based upon its consideration of any factor which the Administrative Agent believes in good faith: (a) will or reasonably could be expected to adversely affect the value of the applicable Revolving Credit Facility Collateral, the enforceability or priority of the Administrative Agent’s Liens thereon or the amount which the Agents, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (b) suggests that any collateral report of financial information delivered to the Administrative Agent by any Person, with respect to the applicable Revolving Credit Facility Collateral is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving the Borrower or any Subsidiary of the Borrower or any of the applicable Revolving Credit Facility Collateral; or (d) creates or reasonably could be expected to create a Default or Event of Default. In exercising such judgment, the Administrative Agent may consider such factors already included in or tested by the definition of Eligible Accounts Receivable or Eligible Rental Equipment, as well as any of the following: (i) the changes in collection history and dilution with respect the Account; (ii) changes in demand for, pricing of, or product mix of Rental Equipment; (iii) changes in any concentration of risk with respect to the Borrower’s or any of its Subsidiaries Accounts or Rental Equipment; and (iv) any other factors that change in any material respect the credit risk of lending to the Borrower on the security of the Borrower’s or any of its Subsidiaries Accounts or Rental Equipment. The burden of establishing lack of good faith hereunder shall be on the Borrower.
          “Quail Rental Assets”: all Rental Equipment owned by Quail Tools.
          “Rental Equipment”: Inventory which is of a type offered for lease in the Ordinary Course of Business as conducted on the Closing Date.
          “Value”: with reference to the value of Equipment, value determined on the basis of the lower of cost or market of such Equipment in accordance with GAAP, with the cost thereof calculated on a first-in, first-out basis determined in accordance with GAAP.
          “Vendor Lease”: a lease pursuant to which Goods are leased from a Vendor Lessor, whether or not such lease constitutes an operating or a capital lease under GAAP and whether or not such lease constitutes a true lease or a secured transaction under the UCC or any other Requirement of Law.
          “Vendor Lessor”: a Person who leases Goods to another Person pursuant to Vendor Lease.

SCHEDULE 4.4
CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

SCHEDULE 4.15
SUBSIDIARIES; CAPITAL STOCK

SCHEDULE 4.17
ENVIRONMENTAL MATTERS

SCHEDULE 4.19
UCC FILING JURISDICTIONS

Loan Party	Filing Office

SCHEDULE 7.2(d)
EXISTING INDEBTEDNESS

SCHEDULE 7.3(f)
EXISTING LIENS

SCHEDULE 7.5(j)
DISPOSITIONS